EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2011, relating to the consolidated financial statements of Petrohawk Energy Corporation and subsidiaries and the effectiveness of Petrohawk Energy Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-3, Oil and Gas Reserve Estimation and Disclosures) appearing in the Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 10, 2011